Exhibit 10.5

EXECUTIVE OFFICER CHANGE IN CONTROL

SEVERANCE AGREEMENT

(Pamela Cyr)

THIS EXECUTIVE OFFICER CHANGE IN CONTROL SEVERANCE AGREEMENT originally entered into as of February 6, 2015 is hereby amended and restated in its entirety effective February 6, 2016 (the “Effective Date”)by and between BENEFICIAL BANK, a  Pennsylvania chartered savings bank (the “Bank”) and PAMELA CYR  (the “Executive”) and BENEFICIAL BANCORP, INC., a Maryland corporation and the holding company for the Bank (the “Company”), as guarantor (the “Agreement”) .

WHEREAS, to continue to encourage Executive’s dedication to her assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Bank wishes to provide certain benefits and payments in the event Executive’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within twelve (12) months of a Change in Control.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.                                      Termination after a Change in Control.

(a)                                 Cash benefit. Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily but without Cause (as defined in paragraph (d) of this Section 1) or voluntarily but with Good Reason (as defined in paragraph (e) of this Section 1) , in either case within 12 months after a Change in Control, the Bank shall make a lump-sum cash payment equal to three (3) times the sum of Executive’s; (i) base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment) and (ii) the most recent bonus paid by the Company and/or the Bank.  Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s employment termination.

(b)                                 Payment of the cash benefit. If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time her employment terminates and the cash severance benefit under Section 1(a) is considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

(c)                                  Change in Control defined.  For purposes of this Agreement, a “Change in

Control” means any of the following events:

(i)                                     Merger:  The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

(ii)                                  Acquisition of Significant Share Ownership:  There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(iii)                               Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)                              Sale of Assets:  The Company or the Bank sells to a third party all or substantially all of its assets.

(d)                                 Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered termination with Cause if the Executive shall have been terminated for any of the following reasons:

(i)                                     Personal dishonesty;

(ii)                                  Willful misconduct;

(iii)                               Breach of fiduciary duty involving personal profit;

(iv)                              Intentional failure to perform stated duties;

(v)                                 Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

(vi)                              Material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank or the Company unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

(e)                                  Good Reason defined. For purposes of this Agreement, an Executive can voluntarily terminate for Good Reason if Executive is not offered a Comparable Position following a Change in Control. For purposes of this Agreement, a “Comparable Position” shall mean a position that would (i) provide Executive with base compensation and benefits that are comparable in the aggregate to those provided to the Executive prior to the Change in Control, (ii) provide Executive with an opportunity for variable bonus compensation that is comparable to the opportunity provided to her prior to the Change in Control, (iii) be in a location that would not require Executive to increase her daily one way commuting distance by more than thirty-five (35) miles as compared to her commuting distance immediately prior to the Change in Control and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by Executive prior to the Change in Control.

2.                                      Continuation of Benefits.

(a)                                 Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twelve (12) months after a Change in Control, the Bank shall continue or cause to be continued life and health insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage shall cease thirty-six (36) months after the Executive’s termination.

(b)                                 Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for thirty-six (36) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

3.                                      Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.                                      Term of Agreement.

(a)                                 The term of this Agreement shall consist of: (i) the period commencing on the Effective Date and ending February 6, 2018, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b)                                 Commencing on February 6, 2017 (the “anniversary date”) and continuing on each anniversary date thereafter, the disinterested members of the Board of Directors of the Bank may extend the Agreement term, so that the remaining term of the Agreement, following Board action, will be two (2) years, unless Executive elects not to extend the term of this Agreement by giving proper written notice.  The Board of Directors of the Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings.  The Board of Directors of the Bank will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5.                                      Change in Control Best Payments Determination.

Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to Sections 1 and 2 or otherwise from the Bank, the Company or any affiliate of the Bank or the Company are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company or its affiliates under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Sections 1 and 2, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Bank, the Company or any affiliate of the Bank or the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal, state and local income and payroll taxes payable with respect to the foregoing calculated at the maximum marginal tax rates for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 5 shall be made at the Bank’s expense by an accounting firm or law firm experienced in such matters.  Any reduction in payments required by this Section 5 shall occur in the following order: (i) any cash severance, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” (iv) the acceleration of vesting of any equity awards that are options, and (v) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

6.                                      This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.                                      Withholding of Taxes.  The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.                                      Successors and Assigns.

(a)                                 This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

(b)                                       Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

9.                                      Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

10.                               Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.                               Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

12.                               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.                               Applicable Law.   Except to the extent preempted by federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

14.                               Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 1 and 2. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

15.                               No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

16.                               Internal Revenue Code Section 409A.  The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of medical, dental and life insurance benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code.  For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs.  The payment of the “permitted amount” shall be made within five (5) business days of the termination of employment.  Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment.  “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17.                               Regulatory Limitations.

(a)                                 In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)                                 In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement if:

(i)                                     Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended;

(ii)                                  Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(12 USC §1818(e)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended;

(iii)                               the Bank is in default as defined in Section 3(x) (12 USC §1818(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(iv)                              the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC §1823(c) of the Federal Deposit Insurance Act, as amended.

18.                               Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19.                               Source of Payments.  All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Executive Officer Change in Control Severance Agreement as of February 6, 2016.

BENEFICIAL BANK

/s/ Frank A. Farnesi
Frank A. Farnesi
Chairman of the Board of Directors

/s/ Pamela Cyr
Pamela Cyr

BENEFICIAL BANCORP, INC.
(as guarantor)

/s/ Frank A. Farnesi
Frank A. Farnesi
Chairman of the Board of Directors